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                                                                    EXHIBIT 5.1


                   [Winstead Sechrest & Minick PC Letterhead]



                                 April 30, 2001



MigraTEC, Inc.
11494 Luna Road, Suite 100
Dallas, Texas  75234

Gentlemen:

         We refer to the Registration Statement on Form SB-2 (File No. 333-44946) filed by MigraTEC, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on August 31, 2000, Amendment No. 1 thereto filed with the Commission on November 9, 2000, and Amendment No. 2 thereto filed with the Commission on April 30, 2001 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), for the purpose of registering under the Securities Act, 65,568,499 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), 31,139,245 shares of which (the "Issued Shares") are presently outstanding and 34,429,254 shares of which (the "Option and Warrant Shares") are issuable upon the exercise of presently outstanding stock options and warrants, for possible future sale from time to time by the Selling Securityholders identified as such in the Registration Statement.

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company, as amended to date, resolutions and minutes of applicable meetings of the Board of Directors of the


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MigraTEC, Inc.
April 30, 2001
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Company relating to the issuance of the Shares and the filing of the
Registration Statement and specimen certificates for the Shares, together with such other documents, corporate records, certificates of public officials and of officers of the Company and other instruments of the Company as we have deemed relevant for the purposes of this opinion. Based upon and subject to the foregoing and assuming the conformity of the certificates representing the Shares to the specimens thereof examined by us and the due execution and delivery of such certificates, and the other qualifications and limitations stated in this Opinion Letter and the Accord, we are of the opinion that the Shares have been duly authorized by the Company and the Issued Shares are, and the Option and Warrant Shares, if and when issued, sold and delivered in accordance with, as contemplated by and for the consideration stated in the authorizing resolutions, will be, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    WINSTEAD SECHREST & MINICK P.C.



                                 By: /s/ Ted Schweinfurth
                                     ---------------------------------
                                     Name: Ted Schweinfurth